EXHIBIT 10.2

SECOND AMENDMENT TO THE
SENECA SAVINGS BANK, NATIONAL ASSOCIATION
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
FOR VINCENT FAZIO

This Second Amendment (the “Amendment”) is adopted this 29 day of May 2026, by Seneca Savings Bank, National Association (the “Bank”) for the benefit of Vincent Fazio (the “Executive”).

WHEREAS, the Bank and the Executive have previously entered into the Supplemental Executive Retirement Agreement made effective on June 20, 2016, as amended on June 9, 2025 (the “Agreement”), which is an unfunded deferred compensation arrangement intended to encourage the Executive to remain an employee of the Bank;

WHEREAS, the Agreement is designed to provide supplemental retirement benefits to the Executive upon Executive’s retirement, or other events as provided in the Agreement, which benefits are to be payable out of the Bank’s general assets;

WHEREAS, the Executive intends to retire from his role as Executive Vice President and Chief Financial Officer of the Bank effective on June 30, 2026 (the “Retirement Date”); and

WHEREAS, the Bank desires to amend the Agreement to modify the amount of the Early Retirement Benefit (as defined in the Agreement) to reward and acknowledge Executive’s substantial contributions to the Bank.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is acknowledged by the parties hereto, the Agreement is hereby amended as follows, effective as of the Retirement Date, provided that Executive does not terminate Executive’s employment prior to the Retirement Date:

1.	The first paragraph of Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Upon the Executive’s Separation from Service on or after attaining age 61 (the “Early Retirement Age”) but prior to attaining the Normal Retirement Age for any reason other than as a result of death or Disability (which is addressed in Section 3), Cause (which is addressed in this Section 2) or in connection with a Change in Control (which is addressed in Section 7), the Bank shall pay the Executive an annual benefit from the Annuity Contract through the Rider (the “Early Retirement Benefit”) which is projected to equal $15,000 as of June 30, 2026.”

2.	The first sentence of the third paragraph of Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“In the event the Executive is still living at the end of this fifteen (15) year period, the Bank shall pay the Executive from the Annuity Contract through the Rider an additional annual benefit equal to the Early Retirement Benefit.”

The Agreement is otherwise ratified and confirmed in all respects.

IN WITNESS WHEREOF, a duly authorized officer of the Bank has signed this Amendment as of the date first written above.

SENECA SAVINGS BANK, NATIONAL ASSOCIATION

By: /s/ Joseph Vitale

Its: President and Chief Executive Officer

Agreed, acknowledged and accepted by:

/s/ Vincent Fazio
Vincent Fazio